ANNEX A
Filed Pursuant to Rule 433
Registration Statement No. 333-136681
November 6, 2006
PRICING TERM SHEET
Issuer: International Lease Finance Corporation
Issue of Securities: Medium Term Notes, Series R
Principal Amount: $750,000,000
Coupon: 5.40%
Interest Payment Dates: Semi-annually on the 15th of
February and 15th of August, commencing on February 15, 2007
Maturity: February 15, 2012
Initial Price to Public: $99.819
Optional Redemption: N/A
Minimum Denomination: Minimum denominations of $50,000
in multiples of $1,000
Settlement Date: November 9, 2006
CUSIP: 45974VA99
Underwriters:
BNP Paribas Securities Corp. (30%) $225,000,000
Citigroup Global Markets Inc. (30%) $225,000,000
Credit Suisse Securities (USA) LLC (30%) $225,000,000
Daiwa Securities America Inc. (2.5%) $18,750,000
Mitsubishi UFJ Securities International plc (2.5%) $18,750,000
RBC Capital Markets Corporation (2.5%) $18,750,000
Scotia Capital (USA) Inc. (2.5%) $18,750,000
The issuer has filed a registration statement (including a prospectus)with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407.